Exhibit 99.1

LTC Announces Fourth Quarter Operating Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 25, 2009--LTC Properties, Inc. (NYSE:LTC) released results of operations for the three and twelve months ended December 31, 2008 and announced that net income available to common stockholders for the fourth quarter was $6.0 million or $0.26 per diluted share. For the same period in 2007, net income available to common stockholders was $6.9 million or $0.30 per diluted share. This decrease is due primarily to non-payment of rental income and mortgage interest income from affiliates of Sunwest Management, Inc., loan pay-offs and lower invested cash balances at lower interest rates, partially offset by lower interest expense due to debt paid off in 2008. Additionally the Company incurred $0.6 million, or $0.03 per diluted share, of one-time charges in the fourth quarter of 2008 related primarily to lease/loan defaults and terminated transactions. Revenues for the three months ended December 31, 2008, were $16.7 million versus $18.0 million for the same period last year.

The Company announced that during the fourth quarter of 2008 it invested approximately $1.4 million in a mortgage loan on a skilled nursing property with 84 beds located in Utah. This loan has an initial interest rate of 10.0% increasing 0.15% annually, with a 20-year amortization and matures in 11 years.

The Company also announced that for the twelve months ended December 31, 2008, net income available to common stockholders was $28.6 million or $1.24 per diluted share. For the same period in 2007, net income available to common stockholders was $30.8 million or $1.32 per diluted share. Revenues for the twelve months ended December 31, 2008, were $69.4 million compared to $74.8 million for the same period last year.

The Company has scheduled a conference call for Thursday, February 26, 2009, at 10:00 a.m. Pacific time, in order to comment on the Company’s performance and operating results for the quarter ended December 31, 2008. The conference call is accessible by dialing 888-241-0558. The international number is 647-427-3417. The earnings release will be available on our website. An audio replay of the conference call will be available from February 26, 2009 through March 12, 2009. Callers can access the replay by dialing 888-567-0341 or 402-220-4372 and entering encore passcode number 81778411.

At December 31, 2008, LTC had investments in 101 skilled nursing properties, 101 assisted living properties and two schools in 30 states. The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

LTC filed its Form 10-K with the Securities and Exchange Commission on February 25, 2009. Shareholders have the ability to receive a hard copy of the complete audited financial statements free of charge upon request by contacting our corporate office or by visiting our website at www.ltcproperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenues:
Rental income	$14,223	$14,551	$57,562	$57,841
Interest income from mortgage loans	2,023	2,620	9,708	12,502
Interest and other income	414	851	2,087	4,447
Total revenues	16,660	18,022	69,357	74,790

Expenses:
Interest expense	953	1,240	4,114	4,957
Depreciation and amortization	3,793	3,610	14,960	14,305
Legal expenses	116	21	251	260
Operating and other expenses	1,907	1,909	6,840	7,229
Total expenses	6,769	6,780	26,165	26,751
Income before minority interest	9,891	11,242	43,192	48,039

Minority interest	(77)	(85)	(307)	(343)
Income from continuing operations	9,814	11,157	42,885	47,696

Discontinued operations:
(Loss) from discontinued operations	—	(8)	—	(47)
(Loss) gain on sale of assets, net	—	(43)	92	106
Net (loss) income from discontinued operations	—	(51)	92	59
Net income	9,814	11,106	42,977	47,755
Preferred stock buyback	—	—	989	—
Preferred stock dividends	(3,841)	(4,224)	(15,390)	(16,923)
Net income available to common stockholders	$5,973	$6,882	$28,576	$30,832

Net Income per Common Share from Continuing Operations net of Preferred Stock Dividends and Preferred Stock Buyback:
Basic	$0.26	$0.30	$1.24	$1.33
Diluted	$0.26	$0.30	$1.24	$1.32

Net Income per Common Share from Discontinued Operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Net Income per Common Share Available to Common Stockholders:
Basic	$0.26	$0.30	$1.24	$1.33
Diluted	$0.26	$0.30	$1.24	$1.32

Basic weighted average shares outstanding	23,043	22,754	22,974	23,215

NOTE: Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year. Computations of per share amounts from continuing operations, discontinued operations and net income are made independently. Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income available to common stockholders.

Reconciliation of Funds From Operations (“FFO”)

FFO is a supplemental measure of a REIT’s financial performance that is not defined by accounting principles generally accepted in the United States. We define FFO as net income available to common stockholders adjusted to exclude the gains or losses on the sale of assets and adjusted to add back impairment charges, real estate depreciation and other non-cash charges. Other REITs may not use this definition of FFO and therefore, caution should be exercised when comparing our company’s FFO to that of other REITs. FFO is used in the REIT industry as a supplemental measure of financial performance, but is not a substitute for net income per share available to common stockholders determined in accordance with accounting principles generally accepted in the United States.

The following table reconciles net income available to common stockholders to funds from operations available to common stockholders (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income available to common stockholders	$5,973	$6,882	$28,576	$30,832
Add: Real estate depreciation	3,793	3,618	14,960	14,352
Add: Non-cash compensation charges	306	631	1,229	2,242
Add loss/ less (gain) on sale of assets, net	—	43	(92)	(106)
FFO available to common stockholders	$10,072	$11,174	$44,673	$47,320

Less: Non-cash compensation charges	(306)	(631)	(1,229)	(2,242)
FFO including non-cash compensation charges	$9,766	$10,543	$43,444	$45,078

Basic FFO available to common stockholders per share	$0.44	$0.49	$1.94	$2.04
Diluted FFO available to common stockholders per share	$0.43	$0.48	$1.91	$1.99

Basic FFO including non-cash compensation charges per share	$0.42	$0.46	$1.89	$1.94
Diluted FFO including non-cash compensation charges per share	$0.42	$0.46	$1.86	$1.90

Basic weighted average shares outstanding	23,043	22,754	22,974	23,215
Weighted average shares used to calculate diluted FFO per share	25,211	25,337	25,310	25,828

Basic FFO including non-cash compensation charges	$9,766	$10,543	$43,444	$45,078
Diluted FFO including non-cash compensation charges	$10,604	$11,532	$47,133	$49,064

LTC PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
ASSETS
Real Estate Investments:
Buildings and improvements, net of accumulated depreciation and amortization: 2008 — $130,475; 2007 — $115,766	$337,171	$342,222
Land	34,971	34,429
Properties held for sale, net of accumulated depreciation and amortization: 2008 — $0; 2007 — $0	—	463
Mortgage loans receivable, net of allowance for doubtful accounts: 2008 — $760; 2007 — $890	77,541	91,278
Real estate investments, net	449,683	468,392
Other Assets:
Cash and cash equivalents	21,118	42,631
Debt issue costs, net	831	326
Interest receivable	2,010	2,553
Straight-line rent receivable, net of allowance for doubtful accounts: 2008 — $140; 2007 — $0	13,900	10,548
Prepaid expenses and other assets	9,148	9,899
Notes receivable	2,895	3,292
Marketable securities	6,468	6,464
Total Assets	$506,053	$544,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Bank borrowings	$—	$—
Mortgage loans payable	32,063	47,165
Bonds payable	4,690	5,130
Accrued interest	251	349
Accrued expenses and other liabilities	5,015	5,381
Distributions payable	3,022	3,406
Total Liabilities	45,041	61,431

Minority interest	3,134	3,518

Stockholders' equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2008 — 8,042; 2007 — 8,802	189,560	208,553
Common stock: $0.01 par value; 45,000 shares authorized; shares issued and outstanding: 2008 — 23,136; 2007 — 22,872	231	229
Capital in excess of par value	321,979	316,609
Cumulative net income	533,565	490,588
Other	735	956
Cumulative distributions	(588,192)	(537,779)
Total Stockholders' Equity	457,878	479,156
Total Liabilities and Stockholders' Equity	$506,053	$544,105

LTC PROPERTIES, INC.
SUPPLEMENTAL INFORMATION
(Unaudited, dollar amounts in thousands)

Non-Cash Revenue Components
	4Q08	1Q09(1)	2Q09(1)	3Q09(1)	4Q09(1)
Straight-line rent	$875	$1,147	$1,055	$1,007	$906
Amort. Lease break fee	(161)	(162)	(162)	(162)	(162)
Net	$714	$985	$893	$845	$744

(1) Projections based on current in-place leases and do not assume any increase in straight-line rent from acquisitions.

Maturities
	2009		2010		2011	2012	2013
Lease Maturities	2 leases on 2 properties		—		1 lease on 1 property	3 leases on 3 properties	2 leases on 2 properties

Mortgage Loan Receivable Maturities (1)	$7,616		$652		$7,537	$2,249	$16,096

Debt Maturities	$23,675	(2)	$7,581	(3)	—	—	—

(1) Represents amount due at maturity.
(2) $15,627 at 8.8% fixed, prepayable June 1 and $8,048 at 8.4% fixed, prepayable July 1.
(3) 8.7% fixed prepayable May 1.

Note: At December 31, 2008, the Company had a floating rate debt balance of $4,690 at an all-in floating rate of 4.8%. This debt amortizes to $720 which is due in 2015 and is not prepayable.

Portfolio Snapshot
			Year ended 12/31/08		% of Revenues (3)	# of Properties	# of Beds/ Units (1)	Investment per Bed/Unit
Type of Property	Gross Investments	% of Investments	Rental Income	Interest Income (2)
Assisted Living Properties	$282,084	48.6%	$28,046	$3,063	46.2%	101	4,598	$61.35
Skilled Nursing Properties	285,814	49.2%	28,349	6,338	51.6%	101	11,707	$24.41
Schools	13,020	2.2%	1,167	307	2.2%	2	N/A	N/A
Totals	$580,918	100.0%	$57,562	$9,708	100.0%	204	16,305

(1) See the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Item 1. Business General – Owned Properties for discussion of bed/unit count.
(2) Includes Interest Income from Mortgage Loans.
(3) Includes Rental Income and Interest Income from Mortgage Loans.

Balance Sheet Metrics
	Three Months Ended
	12/31/08		9/30/08		6/30/08		3/31/08	12/31/07
Debt to book capitalization ratio	7.4%		7.4%		7.4%	(4)	10.0%	9.8%
Debt & Preferred Stock to book capitalization ratio	45.8%		45.6%		45.5%	(4)	47.0%	49.1%

Debt to market capitalization ratio	5.5%	(1)	4.2%		4.6%	(4)	6.2%	6.4%
Debt & Preferred Stock to market capitalization ratio	30.2%	(1)	23.1%		26.9%	(4)	28.7%	30.1%

Interest coverage ratio	15.4x	(2)	17.1x	(3)	15.0x	(3)	13.6x	13.0x
Fixed charge coverage ratio	3.1x		3.2x		3.3x		3.2x	2.9x

(1) Increase primarily due to the decrease in market capitalization.

(2) This decrease is due primarily to non-payment of rental income and mortgage interest income from affiliates of Sunwest Management, Inc., loan pay-offs and lower invested cash balances at lower interest rates, partially offset by lower interest expense due to debt paid off in 2008. Additionally in the fourth quarter of 2008 we incurred $0.6 million of one-time charges related primarily to lease/loan defaults and terminated transactions.

(3) Increase primarily due to decrease in interest expense relating to repayment of a $14.2 million mortgage loan secured by four assisted living properties located in Ohio.
(4) Decrease due to repayment of a $14.2 million mortgage loan secured by four assisted living properties located in Ohio.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
805-981-8655